Exhibit 99.1

PRESS RELEASE CONTACT: Liz Shows Odyssey Marine Exploration, Inc. (813) 876-1776 x 2335 lshows@shipwreck.net

Odyssey to Commence Gairsoppa Silver Project

Tampa, FL – June 7, 2011 - Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) has executed a charter agreement to utilize the Russian Research Vessel Yuzhmorgeologiya to conduct search operations for the SS Gairsoppa. The Gairsoppa was torpedoed by a German U-Boat in February 1941 while enlisted in the service of the United Kingdom Ministry of War Transport. Contemporary research and official documents indicate that the ship was carrying as much as 7,000,000 ounces of silver. In 2010, the United Kingdom (UK) Government Department for Transport awarded Odyssey, through a competitive bid, the exclusive salvage contract for the cargo of the SS Gairsoppa. Under the salvage contract, Odyssey will retain 80% of the bullion value of the cargo after expenses.

Odyssey expects to commence operations on the SS Gairsoppa project in July 2011 using the Yuzhmorgeologiya, a vessel owned by the Russian government and managed by CGGE International. The timing of the recovery operation will depend on the physical disposition of the shipwreck and weather. The UK Dept for Transport has extended Odyssey’s salvage agreement for an additional year to take into account a salvage operation that is expected to extend into 2012.

“We look forward to beginning work with the R/V Yuzhmorgeologiya, an impressive ship that can withstand the extreme weather conditions in the search area,” said Greg Stemm, CEO of Odyssey Marine Exploration, Inc. “With work on advanced-stage projects keeping the Odyssey Explorer busy for the foreseeable future, it made sense to charter an additional vessel for the prime weather window for Gairsoppa operations. We’re confident in our team, the technology and research that we have lined up for the project and we’re looking forward to locating and recovering the cargo of the Gairsoppa. The search area for this ship is clearly delineated based on specific locational reports from the U-Boat captain that sank the ship, as well as the navigational data from the other ships that had been in the same fleet in the Atlantic and the account of the ship’s second officer who survived the shipwreck.”

About the R/V Yuzhmorgeologiya

The R/V Yuzhmorgeologiya is a 104 meter-long ice-class ship capable of stable operations in extreme conditions. A total of 17 laboratories (both wet and dry), equipment rooms and special research work areas are contained on the ship including computer centers, underwater navigation, acoustic/seismic, and scientific facilities.

For Odyssey’s SS Gairsoppa search expedition, the Yuzhmorgeologiya will be equipped with world-class deep-ocean search and inspection technology including the MAK-1M (deep-tow low frequency sonar system), and NEPTUNE (deep-sea remote operated video system), capable of reaching up to 6,000 meters in depth. This is the same Russian system used previously by Odyssey’s Project Manager to locate and identify the Japanese I-52 submarine at a depth of over 5,000 meters.

Owned by the Russian government, the ship is managed by CGGE International, a company that provides ships and technical personnel for offshore survey and technical operations, their clients

www.shipwreck.net

have included NOAA, UNESCO, the Korean Ocean Research and Development Institute, National Institute of Oceanography (India), Marine Geology Institute (Italy), and the Russian Ministry of National Resources among other government and private companies.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also has a minority ownership stake in Neptune Minerals, a company focused on discovering and commercializing high-value mineral deposits from the ocean floor, and provides proprietary deep-ocean expertise and equipment to Neptune under contract. Odyssey also provides deep-ocean contracting services to governments and companies around the world.

Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, Odyssey announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. Odyssey also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.odysseysvirtualmuseum.com.

Odyssey’s shipwreck operations are the subject of a Discovery Channel television series titled “Treasure Quest,” produced by JWM Productions. The 12-episode first season aired worldwide in 2009.

Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte and Baltimore, Odyssey’s SHIPWRECK! exhibit is currently on display at G.WIZ - The Science Museum in Sarasota, Florida.

For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission.

###

www.shipwreck.net